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                                                                   EXHIBIT 10.35

                           RESTORATION HARDWARE, INC.

                              NOTE SECURED BY STOCK


$2,050,000.00                                                   __________, 2001
                                                        Corte Madera, California


              FOR VALUE RECEIVED, Gary G. Friedman ("Maker") promises to pay to the order of Restoration Hardware, Inc., a Delaware corporation (the "Corporation"), at its corporate offices at 15 Koch Road, Suite J, Corte Madera, California 94925 (or at such other address as the Corporation may direct in writing), the principal sum of Two Million Fifty Thousand and no/100's Dollars ($2,050,000.00), together with all accrued interest thereon, upon the terms and conditions specified below.

              1. PURCHASE MONEY INDEBTEDNESS. The proceeds of this Note shall be applied solely and exclusively to the payment of the purchase price of certain shares of the Corporation's common stock previously acquired by Maker as more specifically set forth in Exhibit A attached hereto, and those shares and certain other shares of Common Stock and Preferred Stock of the Corporation acquired by Maker, as more specifically set forth in Exhibit A (in the aggregate, the "Purchased Shares") shall be held in pledge by the Corporation as collateral for the payment of this Note.

              2. INTEREST. Interest shall accrue on the unpaid principal balance outstanding from time to time under this Note at a rate per annum of 8.5% (based on a 365-day year for actual days elapsed), with interest on this Note to be compounded annually. Accrued and unpaid interest shall become due and payable annually on the first, second and third anniversaries of the date of this Note.

              3. DUE DATES. All principal owing under this Note (together with any accrued and unpaid interest and any other sums owing hereunder) shall be due and payable on the third anniversary of the date of this Note (and, if undated, on March 31, 2004).

              4. PAYMENT. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

              5. EVENTS OF ACCELERATION. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:

                     A. the failure of the Maker to make any payment under this Note as and when due and the continuation of such default for more than thirty (30) days after notice of default having been given to Maker; or


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                     B. the expiration of the six (6) month period following the date the Maker's employment with the Corporation is terminated by the Corporation for Cause (as defined in the Maker's Compensation and Severance Agreement with the Corporation); or

                     C. the insolvency of the Maker, the death or incapacity of Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of title 11 of the United States Code, as the same may be amended or supplemented from time to time (the "Bankruptcy Code") or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; or

                     D. ninety (90) days after the closing of an acquisition of the Company (whether by merger, sale of all or substantially all of the Company's assets or sale of more than fifty percent (50%) of the Company's outstanding voting securities) for consideration payable in cash or freely-tradable securities; provided, however, that if the Pooling of Interest Method, as described in Accounting Principles Board Opinion No. 16, is used to account for the acquisition for financial accounting purposes, then acceleration of this Note shall not occur until the end of the ninety (90)-day period immediately following the close of the applicable transfer restriction period required under Accounting Series Release Numbers 130 and 135; or

                     E. the occurrence of any event of default under the Stock Pledge Agreement securing this Note and the continuation of such default for more than thirty (30) days after notice of default having been given to Maker.

              6. SPECIAL ACCELERATION EVENT. In the event the Maker sells or otherwise transfers for value one or more shares of the Corporation's capital stock that is pledged as collateral for the payment of this Note, then any unpaid portion of the principal balance of this Note attributable to the purchase price of those shares shall become immediately due and payable, together with all accrued and unpaid interest on that principal portion.

              7. EMPLOYMENT. The Maker shall be deemed to continue in employment with the Corporation for so long as he or she renders services as an employee of the Corporation or one or more of the Corporation's fifty percent (50%) or more owned (directly or indirectly) subsidiaries.

              8. SECURITY. Payment of this Note is secured by a pledge of and a grant of a security interest in the Purchased Shares pursuant to the terms of a Stock Pledge Agreement executed on or about the date hereof by the Maker. The Maker, however, shall remain personally liable for payment of this Note and this Note shall be a full recourse Note. Prior to the Corporation obtaining a judgment against Maker for amounts due and owing under this Note, the Corporation waives any rights of offset or recourse against payments owed by the


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Corporation to the Maker in connection with the Corporation's obligations to
Maker under any other wages, salary, benefits, compensation, indemnification or other rights that Maker may have against Corporation of the Company except the collateral securing this Note.

              9. COLLECTION. If action is instituted to collect this Note, the Maker promises to pay all costs and expenses (including reasonable attorneys' fees) incurred in connection with such action.

              10. WAIVER. A waiver of any term of this Note, the Stock Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms.

              No delay by the Corporation in acting with respect to the terms of this Note or the Stock Pledge Agreement shall constitute a waiver of any breach, default, or failure of a condition under this Note, the Stock Pledge Agreement or the obligations secured thereby.

              Except as otherwise provided in this Note, the Stock Pledge Agreement or any other agreement between Maker and the Corporation, the Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

              11. CONFLICTING AGREEMENTS. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail. Capitalized terms not otherwise defined in this Note shall have the meanings as defined in the Compensation and Severance Agreement between Maker and the Corporation.

              12. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California without resort to that State's conflict-of-laws rules.

                                        MAKER:


                                        /s/ Gary Friedman
                                        ----------------------------------------
                                        [Type Name]:


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                                    EXHIBIT A

                                PURCHASED SHARES



              1. 1,200,000 shares of Common Stock of Restoration Hardware, Inc. purchased by Maker pursuant to that certain Common Stock Early Exercise Stock Purchase Agreement executed by Maker on or about March 18, 2001.

              2. 571,429 Shares of Common Stock of Restoration Hardware, Inc. purchased by Maker pursuant to that certain Common Stock Purchase Agreement executed by Maker on or about March 18, 2001.

              3. 455 Shares of Series A Preferred Stock Restoration Hardware, Inc. purchased by Maker pursuant to that certain Stock Purchase Agreement executed by Maker on or about the date hereof.

              4. 545 Shares of Series B Preferred Stock Restoration Hardware, Inc. purchased by Maker pursuant to that certain Stock Purchase Agreement executed by Maker on or about the date hereof.


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